Exhibit 10.9b

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Amendment”) is dated solely for reference purposes as of March 30, 2016, between 111 SW 5th Avenue Investors LLC, a Delaware limited liability company (“Landlord”), and New Relic, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into a certain Office Lease, dated as of June 15, 2012 (the “Original Lease”) as amended by a First Amendment to Lease, dated as of October 23, 2012 (“First Amendment”), a Second Amendment to Lease dated as of November 5, 2013 (the “Second Amendment”), a Third Amendment to Lease dated as of March 10, 2014 (the “Third Amendment), a Temporary Space Extension Agreement dated as of May 1, 2014, a Fourth Amendment to Lease dated as of May 21, 2014 (the “Fourth Amendment”), and a Fifth Amendment to Lease dated as of June 26, 2014 (the “Fifth Amendment”) (the Original Lease as so amended, is referred to herein as the “Lease”).

B. Pursuant to the terms and conditions of the Fourth Amendment, Landlord is required to deliver to Tenant the Second Expansion Premises. Landlord has not yet delivered the Second Expansion Premises to Tenant, and Landlord and Tenant desire to modify Landlord’s delivery requirements and confirm the timing for delivery of the Second Expansion Premises to Tenant, subject to and as provided in this Amendment.

C. Accordingly, the parties desire to amend the Lease as set forth in and subject to the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Capitalized Terms. All capitalized terms which are not specifically defined in this Amendment and which are defined in the Lease will have the same meaning for purposes of this Amendment as they have in the Lease.

2. Second Expansion Premises. Sections 3(a), 3(b) and 3(c) of the Fourth Amendment are hereby deleted and replaced with the following:

“(a) Subject to the provisions of this Section 3, effective as of the Second Expansion Effective Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Second Expansion Premises. Landlord shall deliver the Second Expansion Premises to Tenant in the Improvable Condition (as defined below) on June 1, 2016 or as soon thereafter as Landlord is reasonably able to do so. The Second Expansion Premises will be in “Improvable Condition” when in “broom clean” condition and all tenants have been relocated from the Second Expansion Premises or have otherwise vacated the Second Expansion Premises and Landlord has exclusive possession of the Second Expansion Premises. Landlord shall use good faith, diligent efforts (at

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Landlord’s sole cost and expense) to deliver the Second Expansion Premises on June 1, 2016. If Landlord fails to deliver possession of the Second Expansion Premises to Tenant in the Improvable Condition on or prior to November 30, 2016, Tenant shall be entitled to send written notice to Landlord stating that if Landlord has not delivered the Second Expansion Premises within thirty (30) days after the date of Tenant’s notice, Tenant may elect to terminate the Fourth Amendment and Sixth Amendment to the Lease. If Landlord does not deliver the Second Expansion Premises to Tenant prior to expiration of such thirty (30) day period, Tenant may terminate the Fourth Amendment and Sixth Amendment to the Lease by providing written notice to Landlord within ten (10) days after the end of the 30-day period. If Tenant elects to terminate the Fourth Amendment and Sixth Amendment to the Lease, such Amendments will be automatically null, void and of no further force or effect. If Landlord so elects, the parties agree to execute an instrument which confirms and effects a release and surrender of all of Tenant’s right, title and interest in and to the Second Expansion Premises pursuant to the terms of the Lease and otherwise, provided that failure of either party of execute such instrument shall not affect such termination. If Tenant fails to provide such termination notice within the time period set forth above, time being of the essence, Tenant will be deemed to have irrevocably waived such termination right.

(b) Provided that Tenant has not exercised its termination right contained in Section 3(a) above, Landlord will proceed diligently and use reasonable efforts to deliver to Tenant possession of the Second Expansion Premises. If Landlord fails to deliver possession of the Second Expansion Premises in the Improvable Condition on or prior to December 31, 2016, Landlord will grant to Tenant a credit (the “Expansion Rent Credit”) equal to $1,074.07 multiplied by the number of days in the period beginning on December 31, 2016, and ending on the day on which Landlord delivers to Tenant possession of the Second Expansion Premises in the Improvable Condition, inclusive. Except for such Expansion Rent Credit, as herein provided, and except for the termination right set forth in Section 3(a) above, there will be no other liability against Landlord for failure to deliver possession of the Second Expansion Premises in the Improvable Condition. Landlord will apply such Expansion Rent Credit (if any) against Base Rent coming due under this Lease in the order in which such Base Rent becomes due.

(c) The “Second Expansion Effective Date” will be the 91st day following the date that Landlord delivers the Second Expansion Premises to Tenant in the Improvable Condition. The lease term for the Second Expansion Premises shall be co-terminus with the lease term for the balance of the Premises (i.e., the last day of the 84th full calendar month after the Second Expansion Effective Date). Landlord and Tenant agree, upon demand by the other, to execute and deliver a Commencement Date Agreement in the form of Exhibit B attached to this Sixth Amendment to Lease. If Landlord makes such demand upon Tenant but Tenant fails to respond within fifteen (15) days, then Tenant will irrevocably be deemed to have agreed with Landlord as to the information set forth in the Commencement Date Agreement so delivered by Landlord to Tenant.”

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3. Tenant’s Work. Tenant shall improve the Second Expansion Premises pursuant to the Work Letter attached to this Sixth Amendment to Lease as Exhibit A (the “Work Letter”). Landlord shall, as provided in the Work Letter, provide a tenant improvement allowance in the amount of $794,000.00 (the “Allowance”) and will reimburse at the time of disbursing the Allowance up to $2,977.50 of space planning costs.

4. Deletion of Tenant Obligation to Pay Moving Expenses. Section 7 of the Fourth Amendment is hereby deleted and is of no force or effect.

5. Preparation and Condition of the Premises.

(a) The Work Letter attached to the Fourth Amendment as Exhibit B is hereby deleted.

(b) Section 5 of the Fourth Amendment is hereby restated as follows:

“5. Preparation and Condition of the Premises. As of the date of this Amendment set forth above, Landlord has not received written notice of any defect or need for repair in the Second Expansion Premises which remains uncured. Landlord shall continue to maintain and repair the Second Expansion Premises to the extent Landlord is obligated to do so pursuant to the provisions of the current lease for the Second Expansion Premises until the Second Expansion Premises are delivered to Tenant as provided in this Amendment. Subject to the foregoing, Landlord is leasing the Second Expansion Premises to Tenant “AS IS” and “With All Faults”, without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability) except for Landlord’s express obligations under the Lease. Landlord will have no responsibility for the cost of Tenant’s Work except as expressly provided in the Work Letter. Taking possession of the Second Expansion Premises by Tenant will be conclusive evidence as against Tenant that the Second Expansion Premises were in good and satisfactory condition when possession was so taken.

Subject to the initial two (2) sentences in the immediately preceding paragraph, during the Extension Term, Landlord is leasing the Initial Premises to Tenant “AS IS” and “With All Faults”, without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability) except for Landlord’s express obligations under the Lease. Tenant acknowledges that it is currently in possession of the Initial Premises and that the Initial Premises are in good and satisfactory condition.”

6. Notices.

All notices sent to Landlord under this Lease shall be sent to:

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111 SW 5th Avenue Investors LLC

455 Market Street, Suite 1000

San Francisco, CA 94105

Attention: Asset Manager, U.S. Bancorp Tower

and

111 SW 5th Avenue Investors LLC

Ten State House Square, 15th Floor

Hartford, CT 06103-3604

Attention: General Counsel

and

111 SW 5th Avenue Investors LLC

c/o Unico Properties LLC

111 SW Fifth Avenue, Suite 1250

Portland, OR 97204

All notices sent to Tenant under this Lease shall be sent to:

New Relic, Inc.

188 Spear Street, Suite 1200

San Francisco, CA 94105

Attention: General Counsel

With a copy to:

Perkins Coie LLP

1120 NW Couch St., 10th Floor

Portland, OR 97209

Attn: Andrew Solomon

7. Authority; Not Restricted. Landlord and Tenant each represent and warrant to the other that this Amendment has been duly authorized, executed and delivered by and on behalf of each party hereto and constitutes the valid and binding agreement of Landlord and Tenant in accordance with the terms hereof. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

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8. Real Estate Brokers. Each party hereto hereby represents and warrants to the other that in connection with this Amendment, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for Cresa and Jones Lang LaSalle Americas, Inc. (each, a “Broker”), and, to its knowledge no other broker initiated or participated in the negotiation of this Amendment, submitted or showed the applicable premises to Tenant or is entitled to any commission in connection with this Amendment. Each party hereto will indemnify, defend and hold harmless the other against any and all claims, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) in connection with any inaccuracy in such party’s representation. Landlord and Tenant each hereby agrees that it will pay any applicable commission to its respective Broker according to a separate agreement.

9. Stipulation. The Premises are stipulated for all purposes to contain the number of rentable square feet as set forth in this Amendment. Unless otherwise expressly provided herein, any statement of square footage set forth in this Amendment, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and the rental based thereon is not subject to revision whether or not the actual square footage is more or less.

10. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts and may be delivered by facsimile or other electronic delivery (such as, without limitation, scanned signatures in .pdf format), and each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Amendment.

11. Time of Essence. Time is of the essence of this Amendment.

12. No Offer. Submission of this instrument for examination or negotiation will not bind Landlord, and no obligation on the part of Landlord will arise until this Amendment is executed and delivered by both Landlord and Tenant. However, the execution of this Amendment by Tenant and delivery thereof to Landlord or Landlord’s agent will constitute an irrevocable offer by Tenant on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

13. Entire Agreement. This Amendment and the Lease contain all the terms, covenants, conditions and agreements between Landlord and Tenant relating to the matters provided for in this instrument. No prior or other agreement or understanding pertaining to such matters other than the Lease will be valid or of any force or effect. This Amendment may only be modified by an agreement in writing signed by Landlord and Tenant.

14. Joint and Several Liability. If this Amendment is signed, or if the obligations of Tenant are otherwise guaranteed, by more than one party, their obligations shall be joint and several, and the release or limitation of liability of any one or more of the parties shall not release or limit the liability of any other party.

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15. Certification. As an essential inducement to Landlord to execute this Amendment, Tenant hereby certifies and warrants to and agrees with Landlord that (a) no event of default by Landlord under the Lease exists as of the date hereof, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute an event of default, (b) Landlord is not in any manner in default in the performance or observance of any obligation or duty owed to Tenant, under the Lease or otherwise, and (c) Tenant has no defenses, offsets, claims or counterclaims to the observance and performance by Tenant of any provision of the Lease or this Amendment, or, if any such defenses, offsets, claims or counterclaims exist, they are hereby forever waived, released and settled in consideration of this Amendment.

16. Limitation on Liability. The liability of Landlord to Tenant under this Amendment will be limited as provided in Article 35.K of the Original Lease, which Section is incorporated herein by reference as though fully set forth herein.

17. Lease in Full Force and Effect. As modified hereby, the Lease and all of the terms and provisions thereof remain in full force and effect and are incorporated herein as if herein fully recited.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment in multiple original counterparts as of the day and year first above written.

LANDLORD:	111 SW 5th Avenue Investors LLC, a Delaware limited liability company

	By:	111 SW 5th Avenue JV Member LLC, a Delaware limited liability company, member

	By:	TPF Equity REIT Operating Partnership LP, a Delaware limited partnership, its sole member

	By:	TPF Equity REIT Operating Partnership GP LLC, a Delaware limited liability company, its general partner

	By:	/s/ Carl Pierce
	Name:	Carl Pierce
	Its:	Executive Director

TENANT:	New Relic, Inc., a Delaware corporation

	By:	/s/ Angel Zhao
Print Name: Angel Zhao
	Its:	CAO

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EXHIBIT A

TENANT IMPROVEMENT WORK LETTER

1. Landlord Work. The Second Expansion Premises shall be delivered in the Improvable Condition (as defined in the Amendment to which this Exhibit A is attached). Landlord has not agreed to perform any tenant improvement work.

2. Tenant Work. Tenant intends to install certain leasehold improvements in the Second Expansion Premises (the “Tenant Improvements”). The installation of such Tenant Improvements is herein referred to as “Tenant’s Work.” The installation of such Tenant Improvements shall be accomplished in accordance with this Work Letter and also all other applicable provisions of the Lease; without limiting the foregoing, the parties agree that the Tenant’s Work is “Work” as defined by Article 9 of the Original Lease, and that all provisions of the Lease applicable to “Work” apply to the Tenant’s Work. In the event of a conflict, the provisions of this Exhibit shall control over the provisions of the Lease.

3. Plans. Prior to commencing Tenant’s Work, Tenant shall obtain Landlord’s prior written approval of the final plans and specifications for Tenant’s Work as set forth in Article 9 of the Original Lease. The final plans and specifications as approved by Landlord are herein referred to as the “Final Plans.” Landlord shall, as part of Landlord’s prior written approval, confirm in writing any portion of Tenant’s Work required to be removed from the Premises by Tenant upon the expiration or earlier termination of the Lease.

4. Permits and Approvals. Prior to commencing any construction activity, Tenant shall obtain, at its sole cost and expense, all permits and approvals necessary to perform Tenant’s Work in accordance with the Final Plans. Copies of all such permits and approvals shall be delivered to Landlord as obtained.

5. Contractors.

a. General Contract. Tenant shall engage a licensed general contractor to perform Tenant’s Work subject to Landlord approval under Article 9 of the Original Lease. Tenant shall include, within the provisions of its contract with the general contractor, the following provisions:

i. The general contractor shall subcontract only to appropriately licensed subcontractors.

ii. The general contract shall contain all customary warranties for work of the types performed and shall require the general contractor to obtain all customary warranties from each subcontractor and supplier. All such warranties from the general contractor shall expressly state that they are for the benefit of both Landlord and Tenant, that the same are assignable to Landlord, and that Landlord shall have a direct right to enforce the same.

b. Performance. A copy of the general contract and of all subcontracts, supplier contracts, and operating manuals shall be delivered to Landlord as executed/received by Tenant. Tenant shall pay and perform all of its obligations to the general contractor and otherwise with respect to the Tenant’s Work as it is completed in accordance with the general construction contract. Payments to the general contractor shall be made, in full, no less frequently than monthly.

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c. Subcontractors. Tenant and its general contractor shall employ only subcontractors approved by Landlord as provided in Article 9 of the Original Lease to perform mechanical, HVAC, electrical and plumbing work. Approval of any such subcontractor by Landlord does not impose any obligation or liability upon Landlord.

6. Construction. Tenant shall comply with the following provisions.

a. Course of work. Tenant’s Work shall be conducted as set forth in Article 9 of the Original Lease.

b. Deliveries. Upon final completion, Tenant shall deliver to Landlord the following:

i. A complete set of the Final Plans with field notes, showing fully and in detail all work, including changes from the approved Final Plans and any variations from the work as shown on the Final Plans.

ii. A complete copy of all inspection reports from governmental authorities and of all certificates of occupancy.

iii. To the extent required under this Work Letter, a copy of all warranties from the general contractor, together with an assignment of the rights of Tenant with respect to all such warranties in form reasonably acceptable to Landlord and Tenant.

iv. A certified copy of a completion notice with proof of proper posting and recording pursuant to ORS 87.045.

v. Paid invoices and unconditional lien waivers for all of Tenant’s Work.

vi. A Certificate of Completion from Tenant’s architect in form reasonably acceptable to Landlord and Tenant’s architect.

7. Payment Contribution. Tenant shall finally complete Tenant’s Work in accordance with the provisions of this Lease, shall fully pay for the same, and shall obtain all necessary certificates of occupancy and a certificate from the architect that Tenant’s Work has been finally completed in accordance with the Final Plans. Tenant shall submit evidence of compliance with the foregoing requirements to Landlord following final completion and shall make the deliveries listed in Section 6b. Within thirty (30) days following the later of Tenant opening for business at the Second Expansion Premises and Tenant making such submission and deliveries, Landlord shall pay to Tenant the Costs of Tenant’s Work up to the amount of the Allowance (as those terms are defined herein), as follows.

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a. Allowance. The Costs of Tenant’s Work shall be reimbursed by Landlord up to the amount of the Allowance; the Allowance shall not be used for trade fixtures, equipment or personal property. If the Costs are less than the Allowance, then the amount of the Allowance will be automatically reduced to equal the Costs. If any part of the Allowance is not used to pay Costs by the second anniversary of delivery of the Second Expansion Premises, the unused part of the Allowance is forfeited and will not be available for any purpose, it being the responsibility of Tenant to plan the remodeling process to allow Tenant’s Work to be completed and Tenant’s right to reimbursement to be perfected by such date.

b. Costs. The “Costs” of Tenant’s Work are all hard and soft costs related to Tenant’s Work including but not limited to architectural plans, permits, and construction costs. Costs shall include a construction oversight fee of 3% of the Allowance, to be deducted from the Allowance and paid to Landlord’s agent; Tenant shall not be required to pay Landlord any other sums in connection with Tenant’s Work, including without limitation, as set forth in Article 9(F) of the Lease. Tenant shall pay all Costs as and when due.

c. Default. No disbursement of the Allowance shall be due or paid at any time that a Default exists under the Lease.

8. Construction Oversight. Tenant shall provide all project management and oversight of Tenant’s Work necessary for Tenant to perform its obligations hereunder. Landlord and/or its property manager (or designee) shall be given the schedule for all project meetings and shall have the right to attend all such meetings. Landlord and Landlord’s agents shall have the right, but not the obligation, to inspect the construction of Tenant’s Work as provided in Article 9(B) of the Lease. However, neither the right herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any rights of Landlord to require good and workmanlike performance of all Tenant’s Work in accordance with the requirements of this Work Letter. Notwithstanding any inspection or acceptance by Landlord of Tenant’s Work, or any portion thereof, Tenant acknowledges that Landlord’s sole interest in doing so is to protect the Building and Landlord’s interests. Accordingly, Tenant shall not rely upon Landlord’s inspections or approvals, and agrees that Landlord shall not be the guarantor of, nor responsible for, any of Tenant’s Work. Tenant shall be solely responsible for, and shall remedy, at Tenant’s sole expense, any and all defects in Tenant’s Work that may appear during or after the completion thereof, whether the same shall affect the Second Expansion Premises in particular or any part of the Building in general.

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EXHIBIT B

COMMENCEMENT CERTIFICATE

It is hereby agreed among the parties to that certain Sixth Amendment to Lease dated             , 20     , for Suite             , in the building located at 111 SW Fifth Avenue, Portland, Oregon (the “Lease”) between New Relic, Inc. (“Tenant”), and 111 SW 5th Avenue Investors LLC (“Landlord”) that:

1. The Second Expansion Effective Date is                     .

2. The Extended Expiration Date of the Extension Term is                     .

Tenant hereby acknowledges that the Second Expansion Premises has been delivered in accordance with Landlord’s obligations for the delivery of the Second Expansion Premises under the Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this certificate as of the date hereof.

LANDLORD:	111 SW 5th Avenue Investors LLC, a Delaware limited liability company

	By:	111 SW 5th Avenue JV Member LLC, a Delaware limited liability company, member

	By:	TPF Equity REIT Operating Partnership LP, a Delaware limited partnership, its sole member

	By:	TPF Equity REIT Operating Partnership GP LLC, a Delaware limited liability company, its general partner

By:
	Name:	Carl Pierce
	Its:	Executive Director

TENANT:	New Relic, Inc., a Delaware corporation

By:
Print Name:
Its:

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